EXHIBIT 23.1

August 2, 2021

To Whom It May Concern:

We hereby consent to the use in this Registration Statement to form S-8 of our audit opinion report dated March 31, 2021, with respect to the audited financial statements of Reliant Holdings, Inc included in form 10-K for the period ended December 31, 2020. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PWR CPA, LLP

PWR CPA, LLP

Houston, TX